Exhibit 10.1

SIXTH AMENDMENT

TO

LICENSED DEPARTMENT AGREEMENT

This Sixth Amendment to Licensed Department Agreement (the “Amendment”) is entered into this 8th day of January, 2007 (“Effective Date”) between U.S. Vision, Inc., a Delaware corporation having its principal place of business at Glen Oaks Industrial Park, PO Box 124, Glendora, New Jersey (hereinafter “Operator"), and J.C. Penney Corporation, Inc., formerly J.C. Penney Company, Inc. by its agent JCP Procurement L.P., ("Penney") with its principal place of business located at 6501 Legacy Drive, Plano, Texas 75024.

WHEREAS, Penney and the Operator entered into that certain Licensed Department Agreement dated February 1, 1995, as amended (collectively, "Agreement"); and

WHEREAS, Penney and Operator amended the original Agreement by an Amendment dated December 18, 1996, by an Amendment No. 2 dated April 13, 1998, by a Third Amendment dated September 30, 2002, by a Fourth Amendment dated May 22, 2003, and by the Fifth Amendment dated September 2003; and

WHEREAS, Penney and Operator temporarily supplemented the Agreement by a letter dated December 2, 1997 and that supplemental letter is no longer in effect; and

WHEREAS, in accordance with the terms of the Agreement, the parties desire to amend certain terms and provisions of the Agreement; and

NOW THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Penney and Operator hereby agree as follows:

Article I

Section 2 of the Agreement will be deleted in its entirety and replaced with the following:

2.

Grant of License. Penney hereby grants to Operator, as more specifically set forth and limited herein, a revocable license to operate a Licensed Department for the sale of Merchandise in the type Stores designated by Penney as Box A, Box B (includes off mall Stores) or Box C type Store. Box sizes are defined by net selling-floor square footage, as follows: [CONFIDENTIAL].

Article II

Section 5(a) of the Agreement will be deleted in its entirety and replaced with the following:

(a)

The Operator agrees to sell Merchandise in each Licensed Department and shall be entitled to sell Merchandise in the Selling Space. Except as approved by the management of Operator and Penney or as limited by applicable law requiring licensed staff coverage (provided Operator will give Penney written notice of such limitation), the hours of operation of the Licensed Departments shall be as follows:

Penney Box A, B and C Stores opened prior to January 31, 2007	Hours	Requirements
Sunday	12:00pm to 5:00pm Except as mutually agreed by Penney and Operator or as limited by applicable law requiring licensed staff coverage.	Operator will provide written notice of such limitation by applicable law.
Monday & Tuesday	10:00am – 7:00pm
Wednesday – Friday	10:00am – 8:00pm
Saturday	10:00am – 6:00pm
Doctor Coverage	[CONFIDENTIAL]

Penney Box B Stores opened on or after January 31, 2007	Hours	Requirements
Sunday	12:00pm – 5:00pm Except as mutually agreed by Penney and Operator or as limited by applicable law requiring licensed staff coverage.	Operator will provide written notice of such limitation by applicable law.
Monday – Friday	10:00am – 8:00pm
Saturday	10:00am – 6:00pm
Doctor Coverage	[CONFIDENTIAL]

Section 5(b) of the Agreement will be deleted in its entirety and replaced with the following:

(b)

Pursuant to the project plan developed by Penney and for which Operator may comment on, in each of Penney’s fiscal years during the term of this Agreement, Operator agrees to spend at least [CONFIDENTIAL] (or a pro rata portion of such amount in the event the term of this Agreement includes only a portion of such fiscal years) on opening new Licensed Departments or in relocating or refurbishing existing Licensed Departments. Operator agrees that its expenditure of such funds is not conditioned on the expenditure by Penney of funds for construction or other costs related to the opening, relocating or refurbishing of Licensed Departments. For the avoidance of doubt, it is understood that, notwithstanding past practice or anything in this Agreement to the contrary, there may be instances where Operator is responsible for all costs associated with the opening, relocation or refurbishment of individual Licensed Departments, including, without limitation, construction costs, paint, wallcoverings, carpet, partitions, light fixtures, electrical wiring, plumbing work and fixtures, and heating, ventilation and air conditioning. Operator and Penney agree to establish an annual spending plan for new openings, relocations and refurbishments prior to the beginning of each of Penney’s fiscal years, subject to such modifications as the parties agree upon, in writing, from time to time during each such fiscal year.

In addition to the obligations in the above paragraph, and any other payment obligations under this Agreement, Operator agrees to pay Penney [CONFIDENTIAL] construction cost for each Licensed Department that Operator opens in a Box B type Store after January 31, 2007. Operator shall pay Penney within 30 days after the opening of the Box B Store. Construction shall be based on the block plan prepared by Penney, and Operator’s blueprint approved by Penney. Operator acknowledges and agrees that Penney has not made, and is not making, any commitment of any kind whatsoever to open or include a Licensed Department in a minimum number of Box B type Stores and Operator warrants that it has not relied upon any indication, verbal or otherwise.

Article III

Section 6 of the Agreement will be deleted in its entirety and replaced with the following:

6.

License Fee. The Operator shall pay to Penney a license fee for each Licensed Department to be determined by applying to Net Sales on a cash and credit basis, respectively, the percentages for cash Net Sales and for credit Net Sales set forth in the attached Schedule A. If Operator enters into a licensed department agreement or an arrangement similar to this Agreement with another Chain Retailer (as defined below) for the operation of optical departments and such arrangement provides for more favorable terms and conditions relating to the amount and payment of license fees than what Penney receives hereunder, then Operator agrees to notify Penney of such terms and conditions and agrees to promptly amend this Agreement, if Penney so requests, to include the more favorable terms and conditions relating to the amount and payment of license fees for comparable locations. For the purposes of this paragraph, a “Chain Retailer” means a national chain of department stores or large chain of discounted stores such as Kmart, Target or Sam’s Club. Notwithstanding the foregoing, in the event that Operator or any Affiliate of Operator shall acquire (by stock or asset purchase) without the prior consent of Penney, a then existing chain of retail optical stores (regardless of number) or existing licensed optical departments with more than 50 locations , then (a) for the fiscal year of Operator during which such acquisition occurs, the total aggregate license fees payable by Operator under this Agreement for such fiscal year shall in no event be less than the sum of (i) the actual license fees paid for the period prior to the acquisition and (ii) a prorated portion of the Adjusted Minimum License Fee based upon the period remaining in such fiscal year after the acquisition; and (b) for each full fiscal year of Operator ending on January 31st thereafter the total aggregate license fee payable by Operator under this Agreement for each fiscal year shall in no event be less than the Adjusted Minimum License Fee. For the purpose of this Agreement, “Adjusted Minimum License Fee” shall mean [CONFIDENTIAL], provided that such amount shall be reduced by the amount of any license fees allocable to a Closed Licensed Department for the period of 12 months immediately prior to the closure of such department. A “Closed Licensed Department” is an optical department, which Penney elects to close after the date of this Amendment. “Affiliate of Operator” means Palisade Concentrated Equity Partnership L.P. or Operator, and each corporation, partnership, joint venture, limited liability company, fund or other person or entity controlled by Operator or Palisade Concentrated Equity Partnership L.P., including without limitation Opticate Health Systems, Inc. Operator acknowledges and agrees that Penney needs the above right to consent or, in the alternative, the stated fee adjustments because Operator’s acquisition could, as determined by Penney, adversely affect how Operator operates Licensed Department(s) under the Agreement (whether through inadequate resources or otherwise).

Article IV

Section 20 of the Agreement is amended by deleting Section 20(a) and 20(b) in their entirety and replacing them with the following:

(a)

This Agreement shall become effective as of the date first above written, and as subsequently amended as of the dates of any amendments, and shall expire on [CONFIDENTIAL], unless sooner terminated as provided in this Agreement; provided, however, that Penney and Operator (if such party is not then in default under this Agreement) shall have an option to extend the term of this Agreement beyond the [CONFIDENTIAL] expiration date for a single additional renewal term commencing on [CONFIDENTIAL] and expiring on [CONFIDENTIAL]; provided, further, that this Agreement, unless otherwise amended in accordance with the terms of this Agreement, shall contain the same terms and conditions as are in effect prior to such renewal. Either party may exercise its renewal option right as provided herein by giving the other party at least ninety (90) days prior written notice of its election to exercise such renewal option. For the avoidance of doubt, nothing in the foregoing provision affects any right either party may possess under this Agreement to terminate the Agreement as to all or any Licensed Department.

(b)

Penney may terminate this Agreement with respect to individual Licensed Department(s) without cause upon sixty (60) days prior written notice. If Penney, in accordance with this subparagraph, terminates this Agreement with respect to any individual Licensed Departments without cause, Penney shall give written notice to Operator sixty (60) days prior to such termination. Operator, within fifteen (15) days of receiving such notice of termination, may request in writing the reason for such termination. Penney may elect to inform Operator of the reason; however, nothing herein shall obligate Penney to do so. Notwithstanding the foregoing, Penney may not close more than forty (40) Licensed Department(s) in any period of twelve (12) consecutive calendar months pursuant to this subparagraph. Penney agrees to pay Operator for the costs of the fixtures and equipment for each Licensed Department terminated by Penney pursuant to this subsection 20(b), using the lesser amount of either the actual costs of such fixtures and equipment or a cost basis of twenty thousand dollars ($20,000) less accumulated depreciation which shall be calculated on a straight line ten (10) year basis.

Operator shall not be entitled to terminate the Agreement with respect to more than twenty (20) individual Licensed Departments without cause during any Penney fiscal year and provided further that (unless otherwise agreed in writing by Penney) the actual closing of such 20 Licensed Departments may only occur if the following two conditions are met: (i) closing occurs during the last 10 days of January of each then current Penney fiscal year; and (ii) Operator provided 180 days prior written notice to Penney. Operator agrees to pay Penney a sum equal to the value of Operator’s fixtures and equipment for each Licensed Department terminated by Operator pursuant to this subsection 20(b), using the lesser amount of either the actual value of such fixtures and equipment or a cost basis of twenty thousand dollars ($20,000) less accumulated depreciation which shall be calculated on a straight line ten (10) year basis.

Article V

Paragraph 5 of Schedule A shall be deleted in its entirety and the following paragraph 5 shall be substituted in its place:

5. License Fees:

Category	Rent Percentage Box A, Box B, Box C Stores opened before January 31, 2007	Rent Percentage Box B (Off Mall Stores only) Opened on or after January 31, 2007
Percentage of cash Net Sales, excluding doctor’s fees received in cash by doctors within a Licensed Department.	[CONFIDENTIAL]	[CONFIDENTIAL]
Percentage of credit and debit card Net Sales, and Net Sales, excluding doctor’s fees received in cash by doctors within a Licensed Department.	[CONFIDENTIAL]	[CONFIDENTIAL]
Percentage of doctor’s fees received through credit and debit card sales by doctors within a Licensed Department.	[CONFIDENTIAL]	[CONFIDENTIAL]
Percentage of Net Sales, excluding shipping, from orders placed through the Optical Website.	[CONFIDENTIAL]	[CONFIDENTIAL]

Article VI

The Agreement is incorporated herein by reference. Capitalized terms not otherwise defined in this Amendment are used as defined in the Agreement. By way of clarification, the parties acknowledge and agree that advertising requiring Penney approval under the Agreement includes, but is not limited to, press releases and the like.

Article VII

All other terms and conditions of the Agreement (including but not limited to Schedule A) shall remain in full force and affect as though set forth herein in their entirety.

IN WITNESS THEREOF, the parties hereto have caused this Sixth Amendment to be executed by their duly authorized agents as of the Effective Date

U.S. Vision, Inc. (“Operator”)	JCP Procurement As Agent for: J.C. Penney Corporation, Inc. (“Penney”)

By: /s/ William A. Schwartz, Jr.	By: /s/ Gary Lundberg
Printed Name: William A. Schwartz, Jr.	Printed Name: Gary Lundberg
Title: President & Chief Executive Officer	Title: Procurement Group Manager
Recommended by: /s/ Tracy Vowell
Printed Name: Tracy Vowell
Title: Procurement Agent

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